Exhibit 10.iii.x.

FORM OF

INDIVIDUAL NONQUALIFIED PENSION AGREEMENT

This agreement (the “Agreement”) between MOS HOLDINGS INC. (the “Company”), and [            ] (the “Participant”), and the Participant’s employer (which is either the Company or a subsidiary of the Company) sets forth the terms of deferred compensation to be paid to the Participant.

SECTION 1

INTRODUCTION AND DEFINITIONS

1.1. Preamble. The Participant is a member of management of the employer, a highly compensated employee, or both.

1.2. Definitions. When terms are used herein with initial capital letters, they shall have the meanings designated by the associated definition.

SECTION 2

ELIGIBILITY AND PARTICIPATION

The only individual eligible under this Agreement is the Participant named in the preamble.

SECTION 3

CONTRIBUTIONS AND ALLOCATION THEREOF

The Company may but is not required to make contributions under the Agreement.

SECTION 4

INVESTMENT

If the Company makes contributions under a rabbi trust or otherwise makes contributions to pay the benefits due under this Agreement, it may invest those contributions. The Participant, however, is not entitled to any investment earnings but rather only the amounts specified in Section 7.

SECTION 5

VESTING

The Participant is fully vested in the benefit specified in Section 7.

SECTION 6

UNFUNDED AGREEMENT

The obligations to make payments under this Agreement constitute only the unsecured (but legally enforceable) promises of the Company to make such payments. The Participant shall not have any lien, prior claim or other security interest in any property of the Company and its affiliates. The Company shall have no obligation to establish or maintain any fund, trust or account (other than a bookkeeping account) for the purpose of funding or paying the benefits promised under this Agreement. If such a fund, trust or account is established, the property therein that is allocable to the Company shall remain the sole and exclusive property of the Company.

SECTION 7

DISTRIBUTIONS

7.1. Distribution.

7.1.1. Distribution in Cash. All distributions under this Agreement shall be made in cash (all references to “Dollars” shall be to U.S. dollars).

7.1.2. Distribution to Participant. If the Participant terminates employment during the year in which the Participant has attained the specified age, the Company will pay the amount specified for that age in a single lump sum cash payment.

(a)	Participant Terminates Employment on or after Attaining Age 55 but prior to Attaining Age 56. If the Participant terminates employment on or after attaining age 55 but prior to attaining age 56, then the Company will pay the Participant [ Thousand Dollars ($ ,000)] (reduced by the amount of any applicable payroll, withholding and other taxes) on the first day of the month that is seven (7) months after the date the Participant terminates employment.

(b)	Participant Terminates Employment on or after Attaining Age 56 but prior to Attaining Age 57. If the Participant terminates employment on or after attaining age 56 but prior to attaining age 57, then the Company will pay the Participant [ Thousand Dollars ($ ,000)] (reduced by the amount of any applicable payroll, withholding and other taxes) on the first day of the month that is seven (7) months after the date the Participant terminates employment.

(c)	Participant Terminates Employment on or after Attaining Age 57 but prior to Attaining Age 58. If the Participant terminates employment on or after attaining age 57 but prior to attaining age 58, then the Company will pay the Participant [ Thousand Dollars ($ ,000)] (reduced by the amount of any applicable payroll, withholding and other taxes) on the first day of the month that is seven (7) months after the date the Participant terminates employment.

(d)	Participant Terminates Employment on or after Attaining Age 58 but prior to Attaining Age 59. If the Participant terminates employment on or after attaining age 58 but prior to attaining age 59, then the Company will pay the Participant [ Thousand Dollars ($ ,000)] (reduced by the amount of any applicable payroll, withholding and other taxes) on the first day of the month that is seven (7) months after the date the Participant terminates employment.

(e)	Participant Terminates Employment on or after Attaining Age 59 but prior to Attaining Age 60. If the Participant terminates employment on or after attaining age 59 but prior to attaining age 60, then the Company will pay the Participant [ Thousand Dollars ($ ,000) (reduced by the amount of any applicable payroll, withholding and other taxes) on the first day of the month that is seven (7) months after the date the Participant terminates employment.

(f)	Participant Terminates Employment on or after Attaining Age 60 but prior to Attaining Age 61. If the Participant terminates employment on or after attaining age 60 but prior to attaining age 61, then the Company will pay the Participant [ Thousand Dollars ($ ,000)] (reduced by the amount of any applicable payroll, withholding and other taxes) on the first day of the month that is seven (7) months after the date the Participant terminates employment.

(g)	Participant Terminates Employment on or after Attaining Age 61 but prior to Attaining Age 62. If the Participant terminates employment on or after attaining age 61 but prior to attaining age 62, then the Company will pay the Participant [ Thousand Dollars ($ ,000)] (reduced by the amount of any applicable payroll, withholding and other taxes) on the first day of the month that is seven (7) months after the date the Participant terminates employment.

(h)	Participant Terminates Employment on or after Attaining Age 62 but prior to Attaining Age 63. If the Participant terminates employment on or after attaining age 62 but prior to attaining age 63, then the Company will pay the Participant [ Thousand Dollars ($ ,000)] (reduced by the amount of any applicable payroll, withholding and other taxes) on the first day of the month that is seven (7) months after the date the Participant terminates employment.

(i)	Participant Terminates Employment on or after Attaining Age 63 but prior to Attaining Age 64. If the Participant terminates employment on or after attaining age 63 but prior to attaining age 64, then the Company will pay the Participant [ Thousand Dollars ($ ,000)] (reduced by the amount of any applicable payroll, withholding and other taxes) on the first day of the month that is seven (7) months after the date the Participant terminates employment.

(j)	Participant Terminates Employment on or after Attaining Age 64 but prior to Attaining Age 65. If the Participant terminates employment on or after attaining age 64 but prior to attaining age 65, then the Company will pay the Participant [ Thousand Dollars ($ ,000)] (reduced by the amount of any applicable payroll, withholding and other taxes) on the first day of the month that is seven (7) months after the date the Participant terminates employment.

(k)	Participant Terminates Employment on or after Attaining Age 65. If the Participant terminates employment on or after attaining age 65, then the Company will pay the Participant [ Thousand Dollars ($ ,000)] (reduced by the amount of any applicable payroll, withholding and other taxes) on the first day of the month that is seven (7) months after the date the Participant terminates employment.

7.1.3. Distribution to Beneficiary. If the Participant dies after attaining one of ages specified above but before payment for attainment of that age may be made to the Participant, the payment shall be made to the Participant’s Beneficiary.

7.1.4. Taxation of Distribution. The Participant’s benefit shall be subject to income and employment taxes at the time of vesting, or such earlier date as provided under the applicable tax laws. The Participant’s benefit shall also be subject to applicable state taxes.

7.2. Beneficiary. The term “Beneficiary” shall have the meaning provided in this Section. If a Participant is married, the Participant’s Beneficiary shall mean the Participant’s spouse. If a Participant is single, the Participant’s Beneficiary shall mean the Participant’s estate. If a Beneficiary who is receiving benefits dies, all benefits that were payable to such Beneficiary shall then be payable to the estate of that Beneficiary.

SECTION 8

SPENDTHRIFT PROVISION

No Participant or Beneficiary shall have any transmissible interest in any benefit nor shall any Participant or Beneficiary have any power to anticipate, alienate, dispose of, pledge or encumber the same while it is in the possession or control of the Company, nor shall the Company recognize any assignment thereof, either in whole or in part, nor shall the benefit be subject to attachment, garnishment, execution following judgment or other legal process.

SECTION 9

AMENDMENT

The Company reserves the power to amend this Agreement either prospectively or retroactively or both in any manner necessary to preserve the essential nature of the Agreement and as need be to respond to developments in the law by action of the Company’s Chief Executive Officer (“CEO”) or the Company’s Executive Vice president and General Counsel (“General Counsel”) (each of which is an “Authorized Officer”). If changes in the law mean that the payments under this Agreement would result in significant additional taxation to the Participant, the Company may terminate this Agreement by action of an Authorized Officer.

SECTION 10

DETERMINATIONS — CLAIM PROCEDURES

10.1. Determination. An Authorized Officer shall have the discretion, authority and responsibility to interpret and construe this Agreement and all relevant documents and information, and to determine all factual and legal questions under the Agreement, including but not limited to the entitlement of all persons to benefits and the amounts of their benefits. An Authorized Officer shall make such determinations as may be required from time to time in the administration of this Agreement. This discretionary authority shall include all matters arising under this Agreement. An application for a distribution shall be considered as a claim.

10.2. Claim and Review Procedures. The provisions of Article VIII of the Mosaic Nonqualified Deferred Compensation Plan shall apply to a claim under this Agreement. The Participant is also a participant under the Mosaic Nonqualified Deferred Compensation Plan and has received a copy of the provisions of Article VIII of that plan.

10.3. Choice of Law. Except to the extent that U.S. federal law is controlling, shall be construed and enforced in accordance with the laws of the State of Minnesota (except that the state law will be applied without regard to any choice of law provisions).

10.4. Choice of Venue. Any claim or action brought with respect to this Agreement shall be brought in the U.S. federal courts of the State of Minnesota.

10.5. Service of Process. In the absence of any designation to the contrary by the Company, the General Counsel of the Company is designated as the appropriate and exclusive agent for the receipt of service of process directed to this Agreement in any legal proceeding, including arbitration, involving this Agreement

SECTION 11

IN GENERAL

11.1. Disclaimers.

11.1.1. Effect on Employment. Neither the terms of this Agreement nor the benefits hereunder nor the continuance thereof shall be a term of the employment of any employee, and the Company shall not be obligated to continue this Agreement. The terms of this Agreement shall not give any employee the right to be retained in the employment of the Company.

11.1.2. Sole Source of Benefits. Neither the Company nor any of its officers nor any member of its Board of Directors in any way guarantee Participant benefits against loss or depreciation, nor do they guarantee the payment of any benefit or amount which may become due and payable hereunder to any Participant, Beneficiary, or other person. Each Participant, Beneficiary, or other person entitled at any time to payments hereunder shall look solely to the assets of the Company for such payments.

11.2. Applicable Laws.

11.2.1. U.S. Citizen or U.S. Taxpayer.

(a)	For a Participant who is a U.S. citizen or subject to U.S. income tax on the amount provided under this Agreement, the term “Code” shall mean the Internal Revenue Code of 1986, including applicable regulations for the specified section of the Code (including any subsequent amendment or replacement of a statutory provision or regulation). In addition, ERISA shall mean the Employee Retirement Income Security Act of 1974, including applicable regulations for the specified section of ERISA(including any subsequent amendment or replacement of a statutory provision or regulation).

(b)	This Agreement is maintained with the understanding that this Agreement is an unfunded plan maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees as provided in sections 201(2), 301(3) and 401(a)(1) of ERISA, and section 2520.104-23 of the regulations under ERISA. Each provision shall be interpreted and administered accordingly. The Company shall be the named fiduciary for this Agreement.

(c)	This Agreement is maintained as a nonqualified deferred compensation arrangement under section 409A of the Code. Notwithstanding the foregoing, neither the Employer nor any of its officers, directors, agents or affiliates shall be obligated, directly or indirectly, to any Participant or any other person for any taxes, penalties, interest or like amounts that may be imposed on the Participant or other person on account of any amounts under this Agreement or on account of any failure to comply with the Code.

11.2.2. Australian Citizen or Australian Taxpayer. For a Participant who is an Australian taxpayer or is subject to Australian income tax on the amount provided under this Agreement, the provisions of this Agreement shall be interpreted in a manner that comply with Australian law (except for Sections 9 and 10).

CONCLUSION AND RELEASE OF CLAIMS

The Participant agrees to the terms of this Agreement. The Participant also agrees that this Agreement fulfills any obligations with respect to tax-qualified and nonqualified retirement benefits owed to the Participant by the Company (other than the Participant’s benefits (if any) under the Mosaic Investment Plan, the Mosaic Pension Plan for Salaried and Non-Union Hourly Employees, and the Mosaic Nonqualified Deferred Compensation Plan), and the Participant releases and discharges the Company, as well as all officers, directors, agents, attorneys, and employees of the Company, and its affiliates, predecessors, successors, and assigns from any and all claims, with respect to such retirement benefits. The Participant has read this Agreement and had an opportunity to seek legal counsel with respect to this Agreement. The Participant agrees that this Agreement’s provisions are written in language understandable to the Participant, acknowledge the sufficiency of the consideration and obligations described herein, and hereby execute it knowingly and voluntarily with full understanding of its consequences.

With the foregoing in mind, the Participant and Company agree to this Agreement and its terms effective             , 2013.

PARTICIPANT	MOS HOLDINGS INC.

By:
Its: Executive Vice President, General Counsel and Corporate Secretary

Date: , 2013		Date: , 2013

Subscribed and Sworn to before me
this day of , 2013

Notary Public